News Release
R. Andrew Watts
October 20, 2016                        Chief Financial Officer
(386) 239-5770

BROWN & BROWN, INC. ANNOUNCES QUARTERLY REVENUES OF $462.3 MILLION, AN INCREASE OF 7.0%; AND EARNINGS PER SHARE OF $0.50, AN INCREASE OF 6.4%

(Daytona Beach, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) (the "Company") today announced its unaudited financial results for the third quarter of 2016.

Revenues for the third quarter of 2016 under U.S. generally accepted accounting principles (“GAAP”) were $462.3 million, increasing $30.1 million, or 7.0%, as compared to the third quarter of the prior year, with Organic Revenue (as defined below) increasing by 4.3%. Net income was $71.4 million, increasing by 5.8%, and diluted earnings per share were $0.50, increasing by 6.4%, as compared to the third quarter of the prior year. Excluding the impact of changes in acquisition earn-out payables, our diluted earnings per share - adjusted (as defined below) increased by 10.6% to $0.52.

Revenues for the nine months ended September 30, 2016 under GAAP were $1,333.0 million, increasing $77.1 million, or 6.1%, as compared to the same period of 2015, with Organic Revenue (as defined below) increasing by 2.8%. Net income was $199.8 million, increasing by 7.7%, and diluted earnings per share for the nine months ended September 30, 2016 were $1.41, an increase of $0.12, or 9.3%, as compared to the first nine months of 2015. Excluding the impact of changes in acquisition earn-out payables, our diluted earnings per share - adjusted (as defined below) increased by 10.8% to $1.44.

J. Powell Brown, President and Chief Executive Officer of the Company noted, "It was a good quarter and we are pleased with the solid results, which showed continued improvement over the prior year and was delivered from the hard work of our great team."

As announced on October 12, 2016, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.1350 per share, which is an increase of 10.2% over the prior year to be paid on November 9, 2016, to shareholders of record on October 28, 2016.

Brown & Brown, Inc.
INTERNAL GROWTH SCHEDULE
Organic Revenue Growth(1)
Three Months Ended September 30, 2016 and 2015
(in millions, unaudited)

	Three Months Ended		Change		Acquisition	Organic Revenue Growth(1)
	9/30/2016	9/30/2015	$	%	Revenues	$	%

Retail(2)	$223.7	$211.6	$12.1	5.7%	$6.2	$5.9	2.8%
National
Programs	121.0	113.1	7.9	7.0%	—	7.9	7.0%
Wholesale
Brokerage	66.2	53.8	12.4	23.0%	8.8	3.6	6.7%

Services	39.6	36.7	2.9	7.9%	2.3	0.6	1.6%
Total Core
Comm. and Fees	$450.5	$415.2	$35.3	8.5%	$17.3	$18.0	4.3%

Brown & Brown, Inc.
INTERNAL GROWTH SCHEDULE
Organic Revenue Growth(1)
Nine Months Ended September 30, 2016 and 2015
(in millions, unaudited)

	Nine Months Ended		Change		Acquisition	Organic Revenue Growth(1)
	9/30/2016	9/30/2015	$	%	Revenues	$	%

Retail(2)	$662.5	$624.4	$38.1	6.1%	$27.1	$11.0	1.8%
National
Programs	320.7	307.3	13.4	4.4%	1.7	11.7	3.8%
Wholesale
Brokerage	173.3	153.8	19.5	12.7%	12.1	7.4	4.8%

Services	117.7	107.8	9.9	9.2%	6.6	3.3	3.1%
Total Core
Comm. and Fees	$1,274.2	$1,193.3	$80.9	6.8%	$47.5	$33.4	2.8%

(1)"Organic Revenue" is defined as total commissions and fees less (i) the first twelve months of commission and fee revenues generated from acquisitions, less (ii) profit-sharing contingent commissions (revenues from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year - “Contingents”), less (iii) guaranteed supplemental commissions (commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year - “GSCs”), and less (iv) divested business (net commissions and fees generated from offices, books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year.

(2)The Retail Segment includes commissions and fees, which will be reported in the “Other” column of the Segment Information in the Notes to the Condensed Consolidated Financial Statements on the Company's Form 10-Q, which includes corporate and consolidation items.

Brown & Brown, Inc.
RECONCILIATION OF INTERNAL GROWTH SCHEDULE
TO TOTAL COMMISSIONS AND FEES
Included in the Consolidated Statements of Income
Three and Nine Months Ended September 30, 2016 and 2015
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015

Total Core Commissions and Fees	$450.5	$415.2	$1,274.2	$1,193.3
Profit-Sharing Contingent Commissions	8.2	12.1	46.6	45.7
Guaranteed Supplemental Commissions	3.1	2.5	8.9	8.1
Divested Businesses	—	2.1	—	5.8

Total Commissions and Fees	$461.8	$431.9	$1,329.7	$1,252.9

In order to arrive at results that are more comparable to the prior year we exclude the change in estimated acquisition earn-out payables. Our diluted earnings per share - adjusted (as defined below) were $0.52 for the three months ended September 30, 2016, increasing 10.6% over the third quarter of the prior year. For the nine months ended September 30, 2016, diluted earnings per share - adjusted were $1.44 compared to $1.30 in the same period of the prior year, increasing 10.8%.

Brown & Brown, Inc.
GAAP EARNINGS PER SHARE RECONCILIATION TO
EARNINGS PER SHARE - ADJUSTED
Three Months Ended September 30, 2016 and 2015
(unaudited)

	Three Months Ended		Change
	9/30/2016	9/30/2015	$	%
GAAP earnings per share - as reported	$0.50	$0.47	$0.03	6.4%
Change in estimated acquisition earn-out payables	0.02	—	0.02
Diluted earnings per share - adjusted	$0.52	$0.47	$0.05	10.6%

Brown & Brown, Inc.
GAAP EARNINGS PER SHARE RECONCILIATION TO
EARNINGS PER SHARE - ADJUSTED
Nine Months Ended September 30, 2016 and 2015
(unaudited)

	Nine Months Ended		Change
	9/30/2016	9/30/2015	$	%
GAAP earnings per share - as reported	$1.41	$1.29	$0.12	9.3%
Change in estimated acquisition earn-out payables	0.03	0.01	0.02
Diluted earnings per share - adjusted	$1.44	$1.30	$0.14	10.8%

In order to provide a better understanding of our business, we evaluate EBITDAC (as defined below) performance. EBITDAC for the third quarter of 2016 was $157.3 million, an increase of $6.6 million or 4.4%, compared to the third quarter of the prior year.   The EBITDAC margin (as defined below) decreased from 34.9% in the third quarter of 2015 to 34.0% in the third quarter of 2016, mainly due to a decrease in Contingents and GSCs during the third quarter of 2016 and certain investments in technology.  For the nine months ended September 30, 2016, EBITDAC increased by 6.1%, as compared to the first nine months of 2015, and our EBITDAC margin (as defined below) slightly decreased for the first nine months of 2016 as compared to the first nine months of 2015.

Brown & Brown, Inc.
GAAP RECONCILIATION -
INCOME BEFORE INCOME TAXES TO EBITDAC(3)
Three and Nine Months Ended September 30, 2016 and 2015
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
Income before income taxes	$116.8	$112.9	$328.5	$307.6
Amortization	21.8	22.2	65.0	65.4
Depreciation	5.2	5.2	15.9	15.6
Interest	9.9	9.9	29.6	29.4
Change in estimated acquisition earn-out payables	3.6	0.5	6.8	2.2
EBITDAC	$157.3	$150.7	$445.8	$420.2
EBITDAC margin(4)	34.0%	34.9%	33.4%	33.5%

(3)	"EBITDAC" is defined as income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables.

(4)	"EBITDAC margin" is defined as EBITDAC divided by total revenues.

Brown & Brown, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
REVENUES
Commissions and fees	$461.8	$431.9	$1,329.7	$1,252.9
Investment income	0.1	0.2	1.1	0.7
Other income, net	0.4	0.1	2.2	2.3
Total revenues	462.3	432.2	1,333.0	1,255.9

EXPENSES
Employee compensation and benefits	237.7	216.1	692.9	645.4
Other operating expenses	67.7	66.1	197.5	191.6
Gain on disposal	(0.4)	(0.7)	(3.2)	(1.3)
Amortization	21.8	22.2	65.0	65.4
Depreciation	5.2	5.2	15.9	15.6
Interest	9.9	9.9	29.6	29.4
Change in estimated acquisition earn-out payables	3.6	0.5	6.8	2.2
Total expenses	345.5	319.3	1,004.5	948.3

Income before income taxes	116.8	112.9	328.5	307.6

Income taxes	45.4	45.4	128.7	122.1

Net income	$71.4	$67.5	$199.8	$185.5

Net income per share:
Basic	$0.51	$0.48	$1.43	$1.31
Diluted	$0.50	$0.47	$1.41	$1.29

Weighted average number of shares outstanding - in thousands:
Basic	136,461	137,684	136,002	138,181
Diluted	138,182	140,041	137,584	140,446

Dividends declared per share	$0.12	$0.11	$0.37	$0.33

Brown & Brown, Inc.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data, unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$488.7	$443.4
Restricted cash and investments	278.3	229.8
Short-term investments	13.3	13.7
Premiums, commissions and fees receivable	469.4	433.8
Reinsurance recoverable	332.0	32.0
Prepaid reinsurance premiums	334.0	309.6
Deferred income taxes	17.0	24.6
Other current assets	42.0	50.4
Total current assets	1,974.7	1,537.3

Fixed assets, net	77.8	81.8
Goodwill	2,674.4	2,586.7
Amortizable intangible assets, net	726.4	744.7
Investments	26.3	18.1
Other assets	44.8	35.9
Total assets	$5,524.4	$5,004.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$619.1	$574.7
Losses and loss adjustment reserve	332.0	32.0
Unearned premiums	334.0	309.6
Premium deposits and credits due customers	111.0	83.1
Accounts payable	56.2	63.9
Accrued expenses and other liabilities	171.2	192.2
Current portion of long-term debt	80.5	73.1
Total current liabilities	1,704.0	1,328.6

Long-term debt	1,031.7	1,071.6

Deferred income taxes, net	376.7	360.9

Other liabilities	87.2	93.6

Shareholders’ equity:
Common stock, par value $0.10 per share; authorized 280,000 shares; issued 148,110 shares and outstanding 140,317 shares at 2016, issued 146,415 shares and outstanding 138,985 shares at 2015	14.8	14.6
Additional paid-in capital	464.0	426.6
Treasury stock, at cost 7,794 and 7,430 shares at 2016 and 2015, respectively - in thousands	(250.0)	(238.8)
Retained earnings	2,096.0	1,947.4
Total shareholders’ equity	2,324.8	2,149.8
Total liabilities and shareholders’ equity	$5,524.4	$5,004.5

Conference call, webcast and slide presentation
A conference call to discuss the results of the third quarter of 2016 will be held on Friday, October 21, 2016 at 8:00 AM (EDT). The Company may refer to a slide presentation during its conference call. You can access the webcast and the slides from the “Investor Relations” section of the Company’s website at www.bbinsurance.com.

About Brown & Brown
Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance products and services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ sixth largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

Forward-looking statements
This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to the Company's anticipated financial results for the third quarter of 2016. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's determination as it finalizes its financial results for the third quarter of 2016 that its financial results differ from the current preliminary unaudited numbers set forth herein; fluctuations in the Company's stock’s market price; fluctuations in operating results and cash flows; material adverse changes in economic conditions in the markets we serve and in the general economy; downward commercial property and casualty premium pressures; future regulatory actions and conditions in the states in which the Company conducts business; competition from others in the insurance agency, wholesale brokerage, insurance programs and service business; the integration of the Company’s operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; the potential occurrence of a disaster that affects certain areas including, but not limited to, the States of California, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Massachusetts, Michigan, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Virginia and/or Washington, where significant portions of the Company’s business are conducted; and other factors that the Company may not have currently identified or quantified, and other risks, relevant factors and uncertainties identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

Non-GAAP supplemental financial information
This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules, including Organic Revenue, Earnings Per Share - Adjusted, EBITDAC and EBITDAC margin. A reconciliation of this supplemental non-GAAP financial information to the Company's GAAP information is contained in this earnings release. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be considered in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

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